SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2009

SALON CITY, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-52749	20-2107795
(State or other	Commission File Number	(IRS Employer
jurisdiction of		Identification
incorporation or		No.)
organization)

909 North Palm Avenue
Suite 311
West Hollywood, California 90069
(Address of principal executive offices)

310-358-9017
(Issuer's telephone number)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.02 Termination of a Material Definitive Agreement.

(a)(1)On February 2, 2009, Salon City, Inc. entered into an Exclusive Placement Agent Agreement with Capital Growth Resources, Inc. (hereafter, “CGR”), with a business address of 405 East Lexington Avenue, Suite 201, El Cajon, California. The Company considered this a material agreement not made in the ordinary course of its business that it reported on Form 8-K.

At no time was there any material relationship between the registrant, or any of its affiliates, and any of the other parties to the contract, other than in respect to the material agreement.

(2) The material agreement provided, in pertinent part, that CGR would serve as the exclusive placement agent in connection with the placement of new securities (the “Offering”) of Salon City, Inc. either alone or in conjunction with other broker-dealers, for the purposes of expanding the financing of Salon City, Inc.’s business and execution of its business plans.

The terms of the Offering consisted of a “best efforts, all or none” minimum offering of fifteen (15) Units, with each Unit consisting of fifty (50) ten percent (10%) debentures in the principal amount of one hundred dollars ($100.00) each, and thirty seven thousand five hundred (37,500) shares of Salon City Inc.’s restricted common stock on a best efforts basis up to the maximum offering of one hundred (100) Units or five hundred thousand dollars ($500,000.00).

The Units were to be offered and sold by Salon City, Inc. at a price of five thousand dollars ($5,000.00) per Unit, with a minimum purchase of one (1) Unit, or such lesser amount as Salon City, Inc. may approve on a subscription–by–subscription basis, with gross minimum proceeds of seventy-five thousand dollars ($75,000.00) and gross maximum offering proceeds of five hundred thousand dollars ($500,000.00).

The Units were to be offered in reliance upon Section 4.2 and/or Rule 506 of Regulation D as promulgated under the Securities Act of 1933, as amended, and were to be sold solely to “Accredited Investors” as that term is defined in rule Rule 501 of Regulation D.

(3) On April 21, 2009, the Company received oral notice that CGR was terminating the contract. On April 22, 2009, CGR sent written notice of the termination of the contract. CGR gave no explanation in its written notice of why it terminated the contract.

(4) The registrant suffered no penalties as the result of CGR’s termination of the agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Salon City, Inc.
(Registrant)

Date: April 23, 2009	By:	/s/ Steven Casciola
Steven Casciola
President

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